FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-07

Free Writing Prospectus
Preliminary Collateral Term Sheet
$[TBD]
(Approximate Aggregate Cut-off Date Balance of Mortgage Pool)

WFRBS Commercial Mortgage Trust 2013-C14

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.

as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
Liberty Island Group I LLC
Basis Real Estate Capital II, LLC
C-III Commercial Mortgage LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2013-C14

May 9, 2013

Wells Fargo Securities	RBS
Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner

Deutsche Bank Securities
Co-Manager

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS Commercial Mortgage Trust 2013-C14	Transaction Contact Information

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Nothing in this document constitutes an offer of securities for sale in any other jurisdiction where the offer or sale is not permitted.  The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

STATEMENT REGARDING CERTAIN ESTIMATES AND OTHER INFORMATION

This free writing prospectus contains certain forward-looking statements.  If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements.  Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated.  Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering.  The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover.  We have no obligation to update or revise any forward-looking statement.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of NYSE, FINRA, NFA and SIPC; Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC; and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts.

RBS is a trade name for the investment banking business of RBS Securities Inc. (“RBSSI”).  Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE DEPOSITOR IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEPOSITOR AND THE CO-LEAD BOOKRUNNING MANAGERS OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The certificates to be backed in part by the assets described herein, and such assets, are subject to modification, revision and other changes any time prior to issuance or availability of a final prospectus, such certificates are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of such certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics (including with respect to the underlying assets) that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued without all or certain of the characteristics (including with respect to the underlying assets) described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates to be backed in part by the assets described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

No. [ ] – White Marsh Mall

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Credit Assessment (Fitch/KBRA/Moody’s):	NR/NR/NR			Property Type:	Retail
Original Principal Balance(1):	$110,000,000			Specific Property Type:	Regional Mall
Cut-off Date Principal Balance(1):	$110,000,000			Location:	Baltimore, MD
% of Initial Pool Balance:	[ ]%			Size:	702,317 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per Unit/SF(1):	$270.53
Borrower Name:	White Marsh Mall Holding, LLC; White Marsh Anchor Acquisition, LLC			Year Built/Renovated:	1981/2012
Sponsors:	GGPLP Real Estate Inc.; White Marsh Mall, LLC			Title Vesting:	Fee
Mortgage Rate:	3.658%			Property Manager:	Self-managed
Note Date:	May 1, 2013			3rd Most Recent Occupancy (As of):	90.7% (12/31/2010)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of) :	95.1% (12/31/2011)
Maturity Date:	May 1, 2021			Most Recent Occupancy (As of) :	94.9% (12/31/2012)
IO Period:	96 months			Current Occupancy (As of)(3):	96.6% (2/28/2013)
Loan Term (Original):	96 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			3rd Most Recent NOI (As of):	$16,818,921 (12/31/2010)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$17,065,240 (12/31/2011)
Call Protection:	L(25),D(64),O(7)			Most Recent NOI (As of)(4):	$17,253,512 (12/31/2012)
Lockbox Type:	Hard/Springing Cash Management
Additional Debt(1):	Yes
Additional Debt Type(1):	Pari Passu and Future Mezzanine			U/W Revenues:	$27,159,676
				U/W Expenses:	$7,664,488
				U/W NOI(4):	$19,495,188
				U/W NCF:	$18,715,906
Escrows and Reserves(2):				U/W NOI DSCR(1):	2.77x
				U/W NCF DSCR(1):	2.66x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	10.3%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield(1):	9.9%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$300,000,000
Replacement Reserves	$0	Springing	$140,734	As-Is Appraisal Valuation Date:	April 11, 2013
TI/LC Reserve	$0	Springing	$335,060	Cut-off Date LTV Ratio(1):	63.3%
Tenants Specific TI/LC Reserve	$1,215,290	$0	NAP	LTV Ratio at Maturity or ARD(1):	63.3%

(1)
The White Marsh Mall Loan Combination, totalling $190,000,000, is comprised of two pari passu notes (Notes A-1 and A-2).  Note A-1 had an original principal balance of $110,000,000, has an outstanding principal balance as of the Cut-off Date of $110,000,000 and will be contributed to the WFRBS 2013-C14 Trust.  Note A-2 had an original principal balance of $80,000,000 and is expected to be contributed to a future trust.  All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the White Marsh Mall Loan Combination.

(2)	See “Escrows” section.
(3)	Occupancy includes 24,245 square feet attributed to temporary tenants that were not included in Annual U/W Base Rent.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan.  The mortgage loan (the “White Marsh Mall Loan Combination”) is evidenced by two pari passu promissory notes (Note A-1 and Note A-2) secured by a first mortgage encumbering a regional mall located in Baltimore, Maryland (the “White Marsh Mall Property”).  The White Marsh Mall Loan Combination was originated on May 1, 2013 by Wells Fargo Bank, National Association.  The White Marsh Mall Loan Combination had an original principal balance of $190,000,000, has an outstanding principal balance as of the Cut-off Date of $190,000,000 and accrues interest at an interest rate of 3.658% per annum.  The White Marsh Mall Loan Combination had an initial term of 96 months, has a remaining term of 95 months as of the Cut-off Date and requires interest-only payments through the term of the White Marsh Mall Loan Combination. The White Marsh Mall Loan Combination matures on May 1, 2021.

Note A-1, which represents the controlling interest in the White Marsh Mall Loan Combination and will be contributed to the WFRBS 2013-C14 Trust, had an original principal balance of $110,000,000 and has an outstanding principal balance as of the Cut-off Date of $110,000,000. Note A-2 had an original principal balance of $80,000,000, is expected to be securitized in a future trust and will represent the non-controlling interest in the White Marsh Mall Loan Combination (the “White Marsh Mall Companion Loan”).

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE MARSH MALL

Following the lockout period, the borrower has the right to defease the White Marsh Mall Loan Combination in whole, but not in part, on any date before November 1, 2020.  In addition, the White Marsh Mall Loan Combination is prepayable without penalty on or after November 1, 2020.

Sources and Uses

Sources			Uses
Original loan combination amount	$190,000,000	100.0%	Loan payoff	$179,431,903	94.4%
			Reserves	1,215,290	0.6
			Closing costs	1,351,769	0.7
			Return of equity	8,001,038	4.2
Total Sources	$190,000,000	100.0%	Total Uses	$190,000,000	100.0%

The Property.  The White Marsh Mall Property is a two-story regional mall located in Baltimore, Maryland that contains approximately 1,168,327 square feet of which 702,317 square feet secures the White Marsh Mall Loan Combination.  The White Marsh Mall Property is anchored by three non-collateral anchors (Sears, Macy’s and JC Penney), Boscov’s and Macy’s Home Store.  The White Marsh Mall Property is situated on 84.5 acres and was built in 1981 and renovated in 2004 and 2012.  Parking is provided by 6,732 surface parking spaces, resulting in a parking ratio of 9.6 spaces per 1,000 square feet of net rentable area.  The White Marsh Mall Property’s mix of in-line tenants includes Forever 21, Gap, Victoria’s Secret, American Eagle Outfitters, Express and Bath & Body Works.  For the trailing 12-month period ending January 31, 2013, tenants occupying less than 10,000 square feet had comparable in-line sales of $423 per square foot with an average occupancy cost of 14.5%.  As of February 28, 2013, the White Marsh Mall Property was 96.6% leased to 146 tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE MARSH MALL

The following table presents certain information relating to the tenancies at the White Marsh Mall Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date

Anchor Tenants – Not Part of Collateral
Sears	CCC/B3/CCC+	167,000		ANCHOR OWNED – NOT PART OF THE COLLATERAL
Macy’s	BBB/Baa3/BBB	162,400		ANCHOR OWNED – NOT PART OF THE COLLATERAL
JC Penney	B-/Caa1/CCC+	136,610		ANCHOR OWNED – NOT PART OF THE COLLATERAL

Anchor Tenants – Collateral
Boscov’s	NR/NR/NR	197,345	28.1%	$3.04	$600,000	3.7%	NAV	NAV	1/31/2028
Macy’s Home Store	BBB/Baa3/BBB	60,000	8.5%	$0.00(4)	$0(4)	0.0%	NAV	NAV	1/31/2018
Total Anchor Tenants – Collateral		257,345	36.6%	$2.33	$600,000	3.7%

Major Tenants – Collateral
Sports Authority	NR/B3/B-	53,634	7.6%	$14.44	$774,705	4.8%	$91	21.2%	1/31/2022
Forever 21(5)	NR/NR/NR	14,959	2.1%	$34.46	$515,487	3.2%	$436	12.2%	8/31/2023
Gap	BBB-/Baa3/BB+	9,295	1.3%	$46.08	$428,305	2.6%	$162	10.5%	4/30/2016
Littman Jewelers	NR/NR/NR	2,747	0.4%	$116.00	$318,652	2.0%	$841	17.4%	9/30/2016
The Children’s Place	NR/NR/NR	5,070	0.7%	$57.80	$293,067	1.8%	$384	15.9%	1/31/2017
Disney Store	A/A2/A	5,200	0.7%	$56.12	$291,826	1.8%	$300	19.8%	1/31/2018
Victoria’s Secret	BB+/Ba1/BB+	9,500	1.4%	$30.00	$285,000	1.8%	$592	10.1%	1/31/2023
Green Turtle Sports Bar & Grill	NR/NR/NR	5,943	0.8%	$45.00	$267,435	1.7%	NAV	NAV	9/30/2022
Foot Locker	NR/NR/NR	3,958	0.6%	$65.92	$260,911	1.6%	$447	15.3%	1/31/2023
Buffalo Wild Wings Grill & Bar	NR/NR/NR	6,791	1.0%	$37.00	$251,267	1.6%	$545	7.6%	12/31/2021
Total Major Tenants – Collateral		117,097	16.7%	$31.48	$3,686,656	22.8%

Non-Major Tenants - Collateral(6)		303,766	43.3%	$42.58	$11,902,355	73.5%

Occupied Collateral Total(6)		678,208	96.6%	$24.76	$16,189,011	100.0%

Vacant Space		24,109	3.4%

Collateral Total(6)		702,317	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent escalations through May 2014.
(3)	Sales PSF and Occupancy Cost represent the trailing 12-month period ending January 31, 2013.
(4)	Macy’s Home Store has an annual contractual rent of $1 plus reimbursements; therefore, no rent was underwritten for this tenant.
(5)
Forever 21 currently occupies a temporary space containing 4,996 square feet with a lease expiration date of August 31, 2013.  The tenant currently has a lease out for signature to expand to a 14,959 square foot space.  The Sales PSF and Occupancy Cost shown are based on the tenant’s previous space, which contained 6,281 square feet.

(6)
Occupancy includes 24,245 square feet attributed to temporary tenants that were not included in the Annual U/W Base Rent.  The Annual U/W Base Rent PSF for Non-Major Tenants – Collateral and Occupied Collateral Total excludes the square footage attributed to these tenants.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE MARSH MALL

The following table presents certain information relating to the historical sales and occupancy costs at the White Marsh Mall Property:

Historical Sales (PSF) and Occupancy Costs(1)

Tenant Name	2010	2011	2012	TTM 1/31/2013
Boscov’s	NAV	NAV	NAV	NAV
Macy’s Home Store	NAV	NAV	NAV	NAV
Sports Authority	$101	$97	$97	$91
Forever 21	$424	$452	$429	$436
Gap	$206	$171	$160	$162
Littman Jewelers	$1,052	$1,099	$852	$841
The Children’s Place	$371	$367	$381	$384
Disney Store	$311	$289	$298	$300
Victoria’s Secret	$457	$555	$583	$592
Green Turtle Sports Bar & Grill	NAV	NAV	NAV	NAV
Foot Locker	$370	$433	$446	$447
Buffalo Wild Wings Grill & Bar	$533	$534	$571	$545

Total In-line (<10,000 square feet)	$392	$414	$428	$423
Occupancy Costs	15.0%	14.9%	14.8%	14.5%
(1) Historical Sales (PSF) and Occupancy Costs are based on historical statements provided by the borrower.

The following table presents certain information relating to the lease rollover schedule at the White Marsh Mall Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	12	20,203	2.9%	20,203	2.9%	$73,915	$153.99
2013(5)	11	8,512	1.2%	28,715	4.1%	$249,946	$38.52
2014(6)	20	40,494	5.8%	69,209	9.9%	$1,219,575	$31.28
2015(7)	22	53,798	7.7%	123,007	17.5%	$2,462,319	$46.64
2016	19	54,665	7.8%	177,672	25.3%	$2,565,345	$46.93
2017	11	37,000	5.3%	214,672	30.6%	$1,581,861	$42.75
2018	15	84,825	12.1%	299,497	42.6%	$1,429,013	$16.85
2019	6	9,741	1.4%	309,238	44.0%	$659,275	$67.68
2020	3	2,825	0.4%	312,063	44.4%	$206,912	$73.24
2021	9	37,355	5.3%	349,418	49.8%	$1,482,942	$39.70
2022	8	71,292	10.2%	420,710	59.9%	$1,608,087	$22.56
2023	6	43,722	6.2%	464,432	66.1%	$1,479,019	$33.83
Thereafter	4	213,776	30.4%	678,208	96.6%	$1,170,802	$5.48
Vacant	0	24,109	3.4%	702,317	100.0%	$0	$0.00
Total/Weighted Average	146	702,317	100.0%			$16,189,011	$24.76

(1)	Information obtained from the underwritten rent roll.
(2)
Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space and square footage attributed to temporary tenants, which were not included in Annual U/W Base Rent.
(4)	Includes 11 temporary tenants totaling 19,723 square feet that were not included in Annual U/W Base Rent. The Annual U/W Base Rent PSF does not include the square footage attributed to these tenants.
(5)	Includes six temporary tenants totaling 2,023 square feet that were not included in Annual U/W Base Rent. The Annual U/W Base Rent PSF does not include the square footage attributed to these tenants.
(6)
Includes seven temporary tenants totaling 1,499 square feet that were not included in Annual U/W Base Rent.  The Annual U/W Base Rent PSF does not include the square footage attributed to these tenants.

(7)	Includes one temporary tenant totaling 1,000 square feet that was not included in Annual U/W Base Rent. The Annual U/W Base Rent PSF does not include the square footage attributed to this tenant.

The following table presents historical occupancy percentages at the White Marsh Mall Property:

Historical Occupancy(1)

12/31/2010	12/31/2011	12/31/2012	2/28/2013
90.7%	95.1%	94.9%	96.6%
(1) Information obtained from the borrower.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE MARSH MALL

Operating History and Underwritten Net Cash Flow.  The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the White Marsh Mall Property:

Cash Flow Analysis

	2010	2011	2012	U/W(1)	U/W $ per SF
Base Rent	$13,037,744	$13,081,252	$13,673,023	$16,189,011	$23.05
Grossed Up Vacant Space	0	0	0	887,676	1.26
Percentage Rent	701,282	418,571	366,872	270,271	0.38
Total Reimbursables	6,959,713	7,453,448	7,456,890	8,067,747	11.49
Other Income	2,902,426	3,235,075	2,969,607	2,632,647	3.75
Less Vacancy & Credit Loss	(59,003)	(59,003)	(63,146)	(887,676)(2)	(1.26)
Effective Gross Income	$23,542,162	$24,129,343	$24,403,246	$27,159,676	$38.67

Total Operating Expenses	$6,723,241	$7,064,102	$7,149,734	$7,664,488	$10.91

Net Operating Income	$16,818,921	$17,065,240	$17,253,512	$19,495,188	$27.76
TI/LC	0	0	0	638,819	0.91
Capital Expenditures	0	0	0	140,463	0.20
Net Cash Flow	$16,818,921	$17,065,240	$17,253,512	$18,715,906	$26.65

NOI DSCR(3)	2.39x	2.42x	2.45x	2.77x
NCF DSCR(3)	2.39x	2.42x	2.45x	2.66x
NOI DY(3)	8.9%	9.0%	9.1%	10.3%
NCF DY(3)	8.9%	9.0%	9.1%	9.9%

(1)
The increase in U/W NOI compared to historical NOI is attributable to recent leasing activity at the White Marsh Mall Property. 21 tenants accounting for 37.4% of the net rentable area and 16.6% of the underwritten base rent executed new leases in 2012 and 2013.

(2)	The underwritten economic vacancy is 5.2%. The White Marsh Mall Property was 96.6% physically occupied as of February 28, 2013.
(3)	DSCRs and debt yields are based on the White Marsh Mall Loan Combination.

Appraisal.  As of the appraisal valuation date of April 11, 2013, the White Marsh Mall Property had an “as-is” appraised value of $300,000,000.

Environmental Matters.  According to a Phase I environmental site assessment dated April 17, 2013, there was no evidence of any recognized environmental conditions at the White Marsh Mall Property.

Market Overview and Competition.  The White Marsh Mall Property is located along the south side of White Marsh Boulevard (Maryland Route 43) in the Middle River-White Marsh area of southeastern Baltimore County.  The White Marsh Mall Property is located approximately 12 miles northeast of the Baltimore central business district, approximately 39 miles northeast of the Washington, D.C. central business district and within five miles of the communities of Middle River, White Marsh, Perry Hall, Rosedale and Essex.  In addition, the White Marsh Mall Property is situated approximately four miles northeast of the interchange of Interstate 695 and Interstate 95, which provide primary access to the area.  According to the appraisal, in 2012, the estimated population within a five-mile and 10-mile radius of the White Marsh Mall Property was 243,109 and 813,778, respectively.  The estimated household income within the same five-mile and 10-mile radii was $66,333 and $64,753, respectively.

According to a third party market research report, the White Marsh Mall Property is located within the Baltimore County East submarket, which has an estimated inventory of 984 retail buildings totaling approximately 5.5 million square feet with a 3.2% vacancy rate, as of the first quarter of 2013.  The appraiser concluded to a market rent of $37.04 per square foot, on a triple net basis, for the White Marsh Mall Property.

The following table presents certain information relating to comparable retail properties for White Marsh Mall Property:

Competitive Set(1)

	White Marsh Mall (Subject)	Towson Town Center	Hartford Mall	Eastpoint Mall	Marley Station	Arundel Mills
Location	Baltimore, MD	Towson, MD	Bel Air, MD	Baltimore, MD	Glen Burnie, MD	Hanover, MD
Distance from Subject	--	7.3 miles	11.8 miles	6.0 miles	17.5 miles	19.9 miles
Property Type	Regional Mall	Regional Mall	Regional Mall	Regional Mall	Regional Mall	Regional Mall
Year Built/Renovated	1981/2012	1959/2008	1972/2007	1957/1991	1987/1996	2000/NAP
Total GLA	702,317 SF	1,050,064 SF	505,345 SF	851,314 SF	1,069,186 SF	1,554,146 SF
Total Occupancy	97%	98%	99%	80%	86%	95%

(1)	Information obtained from the appraisal dated April 26, 2013.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE MARSH MALL

The Borrower.  The borrower consists of White Marsh Mall Holding, LLC and White Marsh Anchor Acquisition, LLC, each of which is a single purpose entity with an independent director.  Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the White Marsh Mall Loan Combination.  GGPLP Real Estate Inc. and White Marsh Mall, LLC, the loan sponsors, are the guarantors of certain nonrecourse carveouts under the White Marsh Mall Loan Combination.

The Sponsors.  The sponsor is GGPLP Real Estate, which is 100% owned by GGP Limited Partnership, a wholly owned subsidiary of General Growth Properties, Inc. (“GGP”).  GGP is a publically traded REIT that had total assets of approximately $27.4 billion as of September 30, 2012 according to GGP's 10-Q.  Over the same time period, GGP's portfolio had sales of $543 per square foot for comparable tenants with less than 10,000 square feet.  GGP entered Chapter 11 bankruptcy proceedings in April 2009 and emerged from bankruptcy protection in November 2010.

Escrows. Upon origination, the borrower issued a guaranty for $1,215,290 in connection with outstanding tenant improvement allowances for Red Robin Burgers ($328,900), Green Turtle Sports Bar & Grill ($237,720), Buca di Beppo ($225,000), New York & Company ($188,430), Pink ($166,000) and Sleep By Number ($69,240).

The loan documents do not require monthly escrows for real estate taxes provided the following conditions are met: (i) no event of default has occurred and is continuing; (ii) the borrower has provided the lender with proof of full payment within a timely manner; and (iii) a Trigger Event Period (as defined below) does not currently exist. The loan documents do not require monthly escrows for insurance provided the following conditions are met: (i) no event of default has occurred and is continuing; (ii) the insurance required to be maintained by the borrower is maintained pursuant to one or more blanket policies; (iii) the borrower provides the lender with paid receipts satisfactory to the lender that all insurance premiums have been and continue to be fully and timely paid. The loan documents do not require monthly escrows for replacement reserves as long as no Trigger Event Period exists and is continuing. During a Trigger Event Period, the borrower is required to deposit monthly replacement reserves in an amount equal to $11,728 (subject to a cap of $140,734). The loan documents do not require monthly escrows for tenant improvements and leasing commissions as long as no Trigger Event Period exists and is continuing.  During a Trigger Event Period, the borrower is required to deposit monthly into the escrow account for tenant improvement and leasing commissions in an amount equal to $27,922 (subject to a cap of $335,060).

A “Trigger Event Period” will commence upon (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio for the trailing 12-month period falling below 1.25x at the end of any calendar quarter.  A Trigger Event Period will expire upon the cure of such event of default or the actual debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters.

Lockbox and Cash Management.  The White Marsh Mall Loan Combination requires a lender-controlled lockbox account, which is already in place, and that the borrower directs tenants to pay their rents directly into such lockbox account.  The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within five business days of receipt.  Prior to the occurrence of a Trigger Event Period, all funds on deposit in the lockbox account are swept into the borrower’s operating account on a daily basis.  During a Trigger Event Period, all excess cash flow is swept on a monthly basis (or daily during the continuance of an event of default) to a cash management account under the control of the lender.

Property Management.  The White Marsh Mall Property is managed by an affiliate of the sponsor.

Assumption.  The borrower has the right to transfer the White Marsh Mall Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to the following: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing, (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee, and (iii) if requested by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2013-C14 Certificates, and similar confirmations with respect to the ratings of any securities backed by the White Marsh Mall Companion Loan.

In addition, the loan documents permit equity transfers of direct or indirect equity interests in the borrower or any shareholder, partner, member or non-member manager of the borrower subject to certain conditions, including not less than 50% of equity interests in the borrower being owned by a Qualified Equityholder (as defined below) and controls the borrower.

 A “Qualified Equityholder” is defined as General Growth Properties, Inc. or an affiliate, or other institution having total assets in excess of $600 million and capital/statutory surplus in excess of $250 million, or any permitted mezzanine lender or party for whom written confirmation from Fitch, KBRA and Moody’s has been obtained that the transfer to the entity in question will not result in a downgrade, withdrawal or qualification of the then-current ratings assigned to the Series 2013-C14 Certificates, and similar confirmations have been obtained with respect to the ratings of any securities backed by the White Marsh Mall Companion Loan.

Partial Release. The White Marsh Mall borrower may obtain a release of certain vacant, non-income producing, unimproved outlots or parcels from the lien of the mortgage upon the satisfaction of certain conditions including without limitation (i) no event of default will have occurred and be continuing on the date the borrower delivers notice and on the date of release; (ii) the delivery of a legal opinion to the lender to demonstrate that the release of the related outparcel will satisfy REMIC requirements; and (iii) receipt of written confirmation from Fitch, KBRA and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the then-current ratings assigned to the Series 2013-C14 Certificates, and similar confirmations with respect to the ratings of any securities backed by the White Marsh Mall Companion Loan.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WHITE MARSH MALL

Real Estate Substitution. The White Marsh Mall borrower may obtain a release of certain vacant, non-income producing, unimproved outlots or parcels from the lien of the mortgage in connection with a substitution of a different parcel subject to the satisfaction of certain conditions, including without limitation (i) no event of default will have occurred and be continuing on the date the borrower delivers notice and on the date of release; (ii) simultaneously with the substitution, the White Marsh Mall borrower will be required to acquire the fee simple or leasehold interest to the substitution parcel located at the shopping center of which the substituted parcel is a part, that is at least equal in value to the substituted parcel; and (iii) delivery to the lender of an acceptable (as defined in the loan documents) Phase I report and a physical conditions report (if the substitution parcel is improved).

Subordinate and Mezzanine Indebtedness.  There is no existing mezzanine debt related to the White Marsh Mall Loan Combination, however future mezzanine debt is permitted subject to satisfaction of certain conditions, including (i) no event of default has occurred and is continuing; (ii) the lender receives no less than 30 days prior written notice; (iii) an intercreditor agreement in form and substance acceptable to Fitch, KBRA, Moody’s and any rating agencies rating securities backed by the White Marsh Mall Companion Loan and reasonably acceptable to the lender; (iv) the combined debt service coverage ratio is not less than the debt service coverage ratio of the White Marsh Mall Loan Combination at origination; (v) the combined loan-to-value ratio will not be greater than 70%; (vi) the total debt service coverage ratio will not be less than 2.64x; and (vii) delivery of mezzanine loan documents reasonably acceptable to the lender and acceptable to Fitch, KBRA, Moody’s and any rating agencies rating securities backed by the White Marsh Mall Companion Loan.

The loan documents permit certain sponsor affiliates (“GGP Top Tier Entities”) to pledge indirect ownership interests to a Qualified Pledgee (an institution having at least $600 million in total assets and $250 million in capital/statutory surplus, and regularly engaged in business of owning or making commercial real estate loans, or otherwise is party for whom rating agency confirmation has been obtained) subject to certain conditions, including: (i) the pledge is given in connection with a credit facility secured by multiple properties for which repayment is not primarily dependent upon property cash flow; and (ii) neither the granting or exercise of remedies related to the pledge shall result in the White Marsh Mall Property’s being managed by a party other than the White Marsh Mall borrower or a Qualified Manager (as defined in the White Marsh Mall Loan Combination documents).

Ground Lease.  None.

Terrorism Insurance.  The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the White Marsh Mall Property; provided, however, that the borrower will not be required to spend more than 200% of the costs of a stand-alone policy for terrorism insurance immediately prior to the date of TRIA or similar government backstop is no longer in effect. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with an extended period of indemnity, which shall continue for the lesser of (i) the period of time until income returns to the same level as it was prior to loss and (ii) 90 days.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS Commercial Mortgage Trust 2013-C14	Transaction Contact Information

Transaction Contact Information

Questions may be directed to any of the following individuals:

Wells Fargo Securities, LLC		RBS Securities Inc.

Brigid Mattingly	Tel. (312) 269-3062	Jeff Wilson	Tel. (203) 897-2900
Fax (312) 658-0140

A.J. Sfarra	Tel. (212) 214-5613	Adam Ansaldi	Tel. (203) 897-0881
	Fax (212) 214-8970		Fax (203) 873-3542

Matthew Orrino	Tel. (212) 214-5608	Jim Barnard	Tel. (203) 897-4417
	Fax (212) 214-8970		Fax (203) 873-4310

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.